Ballantyne Strong Board Appoints

Kyle Cerminara Executive Chairman

OMAHA, Nebraska (September 23, 2015) – Ballantyne Strong, Inc. (NYSE MKT: BTN), a diversified provider of digital technology services, products and solutions, and a leading supplier of screens and equipment to the cinema industry, announced today that its Board of Directors appointed Kyle Cerminara as Ballantyne Strong’s Executive Chairman.

Cerminara has been a member of Ballantyne Strong’s Board of Directors since February 2015 and its Chairman since May 2015. Since joining the Board, Cerminara has worked closely with the Management team to evaluate and implement new strategies to improve shareholder value.

“I am honored to take on this new role with Ballantyne Strong”, said Cerminara. “Since being named the Chairman of the Board of Directors in May, I have spent a great deal of time working with the Management team and the other Board members to evaluate our businesses. I am excited to be engaged in a more active role in the organization and I look forward to working even more closely with the Management team. I am confident that, working together, we will strengthen Ballantyne’s strategies and vision, drive significant improvements in our financial performance and unlock greater value for our shareholders”.

Cerminara, 38, is also CEO, Co-Founder & Partner of Fundamental Global Investors, an SEC registered investment advisor that manages equity and fixed income hedge funds. Cerminara is also Co-Chief Investment Officer of Capital Wealth Advisors, a wealth advisor and multi-family office affiliated with Fundamental Global Investors. Cerminara is on the Board of Directors of blueharbor bank, a publicly traded community bank in Mooresville, NC. Cerminara is also on the Board of Directors of Relm Wireless, a publicly traded radio manufacturer headquartered in West Melbourne, Florida. Cerminara’s previous experience includes roles as a Portfolio Manager at Sigma Capital Management, Director and Sector Head of the Financials Industry at Highside Capital Management, Portfolio Manager and Director at CR Intrinsic Investors, Vice President, Associate Portfolio Manager and Analyst at T. Rowe Price, and Analyst at Legg Mason.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong and its subsidiaries engage in diverse business activities including the design, integration and installation of technology solutions for a broad range of applications; development and delivery of out-of-home messaging, advertising and communications; manufacturing of projection screens; and providing managed services including monitoring of networked equipment. The Company focuses on serving the cinema, retail, financial, and government markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from management’s expectations.

CONTACT:

Nate Legband	Elise Stejskal
Chief Financial Officer	Investor Relations
402/829-9404	402/829-9423

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